EXHIBIT 10.5


                              CONSULTING AGREEMENT

CONSULTING AGREEMENT (the "Agreement") dated as of April 30, 2002 between WOTTAGE INTERNATIONAL CORPORATION LTD. c/o Keith D. Burant, located at Box 599, Carribean Place, Leeward Hwy, Providenciales, Turks and Caicos Islands, hereinafter ("Client") and WIEN GROUP, INC., a New York Corporation located at 525 Washington Blvd., Suite 9W, Jersey City, NJ 07310, and its Joint Venture Partner UNITED INSTITUTIONAL INVESTMENTS, INC., a Delaware Corporation c/o Alan Hirsch, President, 525 Washington Blvd., Suite 3600, Jersey City, NJ 07310, collectively hereinafter ("Consultant").

                               W I T N E S S E T H

WHEREAS, Client and/or its affiliates desires to receive advisory services from the Consultant in connection with:

(a) assisting in activities including, but not limited to, market support, corporate finance, merchant banking mergers and acquisitions, and investor relations;

(b) assisting in ongoing strategic planning, investment policies, and financial packaging;

(c) providing representation and introduction to various financial institutions, strategic partners, and potential clients; and

(d) assisting in the negotiation of contracts with lenders, suppliers, clients, and or strategic partners.

(collectively, the "Objectives")

WHEREAS, the Consultant has established their expertise in, among other things, financial matters, assisting in the planning of corporate expansion, arranging private financing, and financial consulting services in general.

NOW, THEREFORE, in consideration of the mutual covenants and agreements, and upon the terms and agreements, and upon the terms and subject to the conditions hereinafter set forth, the parties do hereby covenant and agree as follows:

SECTION 1. RETENTION OF CONSULTANT. Client engages the Consultant, and the Consultant accepts such engagement, subject to the terms and conditions of this Agreement.

SECTION 2. SERVICES. At such times as are mutually convenient to the Consultant and Client during the Term (as defined below), the Consultant shall provide consulting services to Client and/or its affiliates in connection with each of the Objectives.

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SECTION 3.  COMPENSATION.  For  services rendered by  the Consultant pursuant to this Agreement, Client shall pay Consultant the following:

a) Upon execution of this Agreement, Client shall pay the Consultant a retainer of $5,M allocated to cover initial expenses, 25,000 freely tradable shares of NetNation Communications Inc. (Nasdaq symbol: NNCI); and a block purchase / trade of up to 900,000 common shares at a price of $1.25 to be purchased by the Consultant, or its successors or assigns, over a period no longer than 21 calendar days after the execution date of this agreement.

b) In further consideration, Options shall be hereby granted from Client ("Optionor") to the Consultant ("Optionee"), as follows:

* 100,000 @ exercise  price $1.50 per share
* 100,000 @ exercise price $2.00 per share
* 100,000 @ exercise  price  $2.50 per share
* 100,000 @ exercise  price $3.00 per share
* 100,000 @ exercise price $3.50 per share

i. The first 200,000 options (exercise price $1.50 and exercise price $2.00) shall expire 6 months from the date of this agreement. The second 200,000 options (exercise price $2,50 and exercise price $3.00) shall expire 12 months from the date of this agreement and the last 100,000 options (exercise price $3.50) shall expire 18 months from the date of this agreement.

ii. The Options granted herein may be exercised by Optionee in whole or in part at any time or times on or before 5:00 p.m. on the dates as set forth in Section
3b)i. Optionee may exercise the Options from time to time by delivering to the Optionor the amounts set forth in Section 3 above net to Optionor (pro rata) for each Share (the "Exercise Price") for which Optionee is exercising the Option. Payments shall be made to Optionor by certified check or money order. Upon receipt by Optionor of Optionee's payment, Optionor shall, within five days, transfer the number of Shares so purchased upon the exercise to the Optionee.

iii. Optionor currently represents that he is in possession of the shares to be delivered as stated in Section 3, and that the certificates and executed Stock Powers for shares shall be delivered to the Optionee within five days of the Optionor receiving full payment of all or any part of the option so exercised by the Optionee. For convenience the Optionee may request delivery of the shares by IMM transfer.

c) A cash fee equal to 4% of the gross amount of any subordinate, mezzanine and/or equity financing obtained by Client and/or its affiliates and arranged by the Consultant, shall be payable to Consultant directly from closing proceeds, and


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d) For any direct  business joint Ventures  between Client and/or its affiliates and Consultant, these shall be divided equally and for any services rendered for M & A work these shall be assessed and agreed to on a case-by-case basis.

SECTION 4. EXPENSES. Client shall pay the Consultant on a monthly basis, all costs and out-of-pocket expenses, incurred by the Consultant in connection with its obligations and duties under this Agreement; provided, however, that the Consultant shall obtain the prior written consent of Client for any single item of expense in excess of $100. Clients consent hereunder shall not be unreasonably withheld or delayed.

SECTION 5. NON-EXCLUSIVITY. The parties hereto acknowledge that Consultant have been retained by Client on a non-exclusive basis. If Client or any principal thereof or any one affiliated with Client or its principals arranges financing with any person or entity introduced by the Consultant within five (5) years from such introduction, the Consultant shall be entitled to the compensation referred to in Section 3 above.

SECTION 6. FULL COOPERATION. In connection with the activities of the Consultant on behalf of Client, Client will cooperate with the Consultant and will furnish the Consultant and the Consultant's representatives with all information and data concerning Client and/or its affiliates as may be required in connection with the Consultant's services hereunder. Client will also provide Consultant and the Consultant's representatives with access to Client's officers, directors, employees, agents, representatives, independent accountants and legal counsel.

SECTION 7. REPRESENTATIONS. Client warrants and represents to the Consultant that this Agreement does not conflict with any other agreement binding Client.

Client warrants and represents to the Consultant, that Client is fully authorized to offer and pay the Consultant's compensation referred to in Section 3 above.

Client warrants and represents to the Consultant that to the best of Client's knowledge all information provided or made available to the Consultant (including but not limited to, all information contained in our Business Plan) will, at all times during the period of this engagement, be complete and correct, will contain all material facts, and will not omit to state a material fact necessary in order to make the statements therein not misleading in the light of the circumstances under which such statements are made.

Client further warrants and represents to the Consultant that any projections provided by Client to the Consultant (whether before, on or after the date hereof) have been prepared in good faith and are based upon reasonable assumptions, Client acknowledges and agrees that in rendering the Consultant's services hereunder, the Consultant will be using and relying upon the information (and information available from public sources and other sources deemed reliable by the Consultant) without independent verification thereof or independent appraisal of any of Client's assets by the Consultant and that the Consultant assumes no responsibility for the accuracy of the information or any other

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information  regarding  Client or any  financing.  Any  advice  rendered  by the
Consultant pursuant hereto may not be publicly disclosed or otherwise utilized without the Consultant's prior written consent.

SECTION 8. NOT A BROKER-DEALER. Client understands that the Consultant is not a registered broker/dealer, that the Consultant's activities on Client's and/or its affiliates' behalf in connection with any financing will be limited to the identification of prospective broker-dealers, and that the Consultant has not been engaged to effect any transaction with respect to Client's and/or its affiliates' securities for Client or others.

SECTION 9. INDEMNIFICATION. Client agrees to indemnify and hold harmless the Consultant, and any company controlling the Consultant or controlled by the Consultant, and their respective officers, agents and employees to the full extent lawful, from and against any losses, claims, damages or liabilities (including reasonable counsel fees) related to or arising out of this agreement or in connection with a financing and to reimburse the party entitled to be indemnified hereunder for all reasonable expenses (including reasonable counsel fees) as may be incurred by such party in connection with investigating, preparing or defending any such action or claim, provided, however, that Client shall not indemnify and hold harmless the Consultant or any such other person for any liability attributable to the Consultant's or such other person's gross negligence or willful misconduct or to the Consultant's breach of the Consultant's obligations hereunder.

The Consultant agrees to indemnify and hold harmless Client and its officers, agents and employees to the full extent lawful, from and against any losses, claims, damages or liabilities (including full extent lawful, from and against any losses, claims, damages or liabilities (including reasonable counsel fees) relating to the Consultant's gross negligence, willful misconduct or breach of its obligations hereunder and to reimburse the party entitled to be indemnified hereunder for all reasonable expenses (including reasonable counsel fees) as may be incurred by such party in connection with investigating, preparing or defending any such action or claim, provided, however, that the Consultant shall not indemnify and hold harmless Client or any such other person for any liability attributable to Client's or such other person's gross negligence or willful misconduct or to Client's breach of its obligations hereunder; and provide, further, that the Consultant's maximum liability hereunder shall not exceed the amount or monetary value (determined on a liquidity basis) of any compensation received by the Consultant pursuant to Section 3 hereof.

SECTION 10. WAIVER OF BREACH. The failure by Client to exercise any rights or powers hereunder shall not be construed as a waiver thereof. The waiver by Client of a breach of any provision of this Agreement by the Consultant shall not operate nor be construed as a waiver of any subsequent breach by the Consultant.

SECTION 11. NOTICES. Any notices, requests, demands and other communications which are required or permitted under this Agreement shall be in writing and shall be deemed

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sufficiently  given  upon  receipt  if  personally  delivered,  faxed,  sent  by recognized national overnight courier or mailed by certified mall, return receipt requested, to the address of the parties set forth above. Such notices shall be deemed to be given (i) when delivered personally, (ii) one day after being sent by overnight courier carrier or (iii) three days after being mailed, respectively.

SECTION 12. TERM. This Agreement shall be for a term commencing on the date hereof and ending in one (1) year with an automatic extension for an additional one (1) year in the event that the Consultant is successful in arranging any subordinate, mezzanine and/or equity financing.

SECTION 13. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with the internal laws of the State of New Jersey.

SECTION 14. ENTIRE AGREEMENT, AMENDMENTS. This Agreement contains the entire agreement and understanding between the parties and supersedes and preempts any prior understandings or agreements, whether written or oral. The provisions of this Agreement may be amended or waived only with the prior written consent of Client and the Consultant.

SECTION 15. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon, inure to the benefit of, and shall be enforceable by the Consultant and Client and their respective successors and assigns; provided, however, that the rights and obligations of the Consultant under this Agreement (with the exception of those rights in Section 3 hereof) shall not be assignable.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement.


For the Consultant:

WIEN GROUP, INC.                            UNITED INSTITUTIONAL INVESTMENTS,
                                            INC.

By: /s/ Alan D. Hirsch                      By: /s/ Alan D. Hirsch
    ---------------------------                 ---------------------------
Name: Alan D. Hirsch                        Name: Alan D. Hirsch
Title: Executive Vice President             Title: President
For the Client:

WOTTAGE INTERNATIONAL CORPORATION, LTD.


By: /s/ Keith D. Burant
    ------------------------
Name: Keith D. Burant
Title: Signing Officer & Trustee

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